Exhibit 99.5

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

September 17, 2010

Boards of Directors
Minden Mutual Holding Company
Minden Bancorp, Inc.
MBL Bank
100 MBL Bank Drive
Minden, Louisiana  71055

Re:         Plan of Conversion and Reorganization
Minden Mutual Holding Company
Minden Bancorp, Inc.
MBL Bank

Members of the Boards of Directors:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Reorganization (the “Plan”) adopted by the Board of Directors of Minden Mutual Holding Company (the “MHC”), Minden Bancorp, Inc. (“MDNB”) and MBL Bank, which are all based in Minden, Louisiana.  The Plan provides for the conversion of the MHC into the full stock form of organization.  Pursuant to the Plan, the MHC will be merged into MDNB and MDNB will merge with Minden Bancorp, Inc., a newly-formed Louisiana corporation (the “Company”) with the Company as the resulting entity, and the MHC will no longer exist.  As part of the Plan, the Company will sell shares of common stock in an offering that will represent the ownership interest in MDNB now owned by the MHC.

We understand that in accordance with the Plan, depositors will receive rights in a liquidation account maintained by the Company representing the amount of (i) the MHC’s ownership interest in MDNB’s total stockholders’ equity as of the date of the latest statement of financial condition used in the prospectus plus (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC prior to the consummation of the conversion (excluding its ownership of MDNB).  The Company shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in MBL Bank.  We further understand that MBL Bank will also establish a liquidation account in an amount equal to the Company’s liquidation account, pursuant to the Plan.  The liquidation accounts are designed to provide payments to depositors of their liquidation interests in the event of liquidation of MBL Bank (or the Company and MBL Bank).

In the unlikely event that either MBL Bank (or the Company and MBL Bank) were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of June 30, 2009 and September  30, 2010 of the liquidation account maintained by the Company.  Also, in a complete liquidation of both entities, or of MBL Bank, when the Company has insufficient assets (other than the stock of MBL Bank), to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and MBL Bank has positive net worth, MBL shall immediately make a distribution to fund the Company’s remaining obligations under the liquidation account. The Plan further provides that if the Company is completely liquidated or sold apart from a sale or liquidation of MBL Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by the Company shall be surrendered and treated as a liquidation account in MBL Bank, the bank liquidation account and depositors shall have an equivalent interest in such bank liquidation account, subject to the same rights and terms as the liquidation account.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

RP Financial, LC.
Boards of Directors
September 17, 2010

Based upon our review of the Plan and our observations that the liquidation rights become payable only upon the unlikely event of the liquidation of MBL Bank (or the Company and MBL Bank), that liquidation rights in the Company automatically transfer to MBL Bank in the event the Company is completely liquidated or sold apart from a sale or liquidation of MBL Bank, and that after two years from the date of conversion and upon written request of the OTS, the Company will transfer the liquidation account and depositors’ interest in such account to MBL Bank and the liquidation account shall thereupon become the liquidation account of MBL Bank no longer subject to the Company’s creditors, we are of the belief that: the benefit provided by the MBL Bank liquidation account supporting the payment of the liquidation account in the event the Company lacks sufficient net assets does not have any economic value at the time of the transactions contemplated in the first and second paragraphs above.  We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

/s/ RP Financial, LC.
RP Financial, LC.